Exhibit 99.1

GeoVax Announces a Warrant Inducement Transaction

ATLANTA, GA - March 31, 2026 (NEWMEDIAWIRE) - GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing vaccines and immunotherapies against infectious diseases and cancer, today announced its entry into a warrant inducement agreement with existing healthcare-focused institutional investors of the Company for the immediate exercise of existing warrants (the "Existing Warrants") to purchase up to 634,658 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a reduced exercise price of $1.36 for gross cash proceeds of approximately $863,000, before deducting financial advisor fees and other transaction expenses. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

In consideration for the immediate exercise in full of the Existing Warrants, the investor will receive, in a private placement, new unregistered warrants to purchase up to 1,269,316 shares of Common Stock (the “New Warrants”). The New Warrants will have an exercise price of $1.36, will be initially exercisable on the date that shareholder approval of the issuance of the New Warrants is obtained (the “Approval Date”), and will expire five (5) years following the Approval Date. The closing of the warrant inducement transaction is expected to occur on or about April 1, 2026, subject to satisfaction of customary closing conditions.

The private placement of the New Warrants and the shares of Common Stock underlying the New Warrants offered to the institutional investor will be made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder. Accordingly, the securities issued in the Concurrent Private Placement may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in this Offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company focused on the development of vaccines and immunotherapies addressing high-consequence infectious diseases and solid tumor cancers. GeoVax's priority program is GEO-MVA, a Modified Vaccinia Ankara (MVA)–based vaccine targeting mpox and smallpox. The program is advancing under an expedited regulatory pathway, with plans to initiate a pivotal Phase 3 clinical trial in the second half of 2026, to address critical global needs for expanded orthopoxvirus vaccine supply and biodefense preparedness. In oncology, GeoVax is developing Gedeptin(R), a gene-directed enzyme prodrug therapy (GDEPT) designed to enhance immune checkpoint inhibitor activity. Gedeptin has completed a multicenter Phase 1/2 clinical trial in advanced head and neck cancer and is being advanced into combination strategies, including planned neoadjuvant and first-line settings. GeoVax's broader pipeline includes the development of GEO-CM04S1, a next-generation COVID-19 vaccine candidate being evaluated in immunocompromised and other patient populations. GeoVax maintains a global intellectual property portfolio supporting its infectious disease and oncology programs and continues to evaluate strategic partnerships and funding opportunities aligned with its development priorities. For more information, visit www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax's business plans. The words "believe," "look forward to," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax's immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax's viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax's immuno-oncology products and preventative vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax's immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@geovax.com

678-384-7220

Media Contact:

Jessica Starman

media@geovax.com

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